Exhibit 99.1

ChineseInvestors.com, Inc.’s wholly owned foreign enterprise, CBD Biotechnology Co Ltd., Launches Innovative CBD Two-Tier Direct Selling Initiative to Accelerate Sales in China

SAN GABRIEL, CA (August 20, 2018) - ChineseInvestors.com, Inc. (OTCQB: CIIX) (“CIIX” or the “Company”), the premier financial information website for Chinese-speaking investors, today announced that its wholly owned foreign enterprise, CBD Biotechnology Co. Ltd. (“CBD Biotech”), has launched a two-tier, direct selling initiative to accelerate its CBD sales into China. In addition, the Company has appointed marketing expert Mr. Fengxian Xie as President of its CBD Community Center, effective immediately. The goal of the CBD Community Center initiative is to establish a new, effective marketing channel to further stimulate demand for CBD Biotech’s innovative CBD-infused skin care products.

Mr. Xie is an exemplary addition to the CBD Biotech management team with nearly 20 years of marketing experience with Hainan Coconut Island Group Co. Ltd., a Chinese A-listed company, and its subsidiary Zhejiang Marketing Company. Mr. Xie’s accomplishments include tripling sales in the Zhejiang region, from 2.1 million CNY to 7.6 million CNY within a year of joining Zhejiang Marketing Company.

As the President of the CBD Community Center, Mr. Xie will spearhead growing customer awareness of CBD Biotech’s inaugural line of hemp-infused skin care products, CBD Magic Hemp Series and its luxury line, Live Oxygen. In addition, he will manage building a community-centered around a direct selling team through seminars and expos designed for both business-to-business and business-to-customer sales opportunities. Members of the CBD Community Center will be compensated for product sales and will also receive stock-based performance bonuses. “We believe we are building the first Chinese CBD marketing community that offers our members the opportunity to become invested in the Company. Our efforts in advancing the CBD Community Center will involve a twofold mission: to educate the Chinese community about the benefits of hemp-infused skin care and increase product sales. We are confident that with Mr. Xie’s experience and proven track record, he is the perfect candidate to lead the development of this direct selling initiative,” says ChineseInvestors.com, Inc. CEO Warren Wang.

Mr. Xie stated, “I am honored to have been chosen to take the lead in building this CBD direct selling community. ChineseInvestors.com has a tremendous competitive advantage in that we are one of the first companies to offer hemp-infused skin care products in China. I look forward to expanding the community’s reach to every city within China.”

The CBD Community Center is located at Floor 27, A Unit, Industrial Investment Building, NO.18 North Caoxi Road, Shanghai, China.

About ChineseInvestors.com (OTCQB: CIIX)

Founded in 1999, ChineseInvestors.com endeavors to be an innovative company providing: (a) real-time market commentary, analysis, and educational related services in Chinese language character sets (traditional and simplified); (b) advertising and public relation related support services; and (c) retail, online and direct sales of hemp-based products and other health related products.

For more information visit ChineseInvestors.com

Subscribe and watch our video commentaries: https://www.youtube.com/user/Chinesefncom

Follow us on Twitter for real-time Company updates: https://twitter.com/ChineseFNEnglsh

Like us on Facebook to receive live feeds: https://www.facebook.com/Chinesefncom;

https://www.facebook.com/Chineseinvestors.com.english

Add us on WeChat: Chinesefn or download iPhone iOS App: Chinesefn

Contact:

ChineseInvestors.com, Inc.

227 W. Valley Blvd, #208 A

San Gabriel, CA 91776

www.Chinesefn.com

www.Chinesehempoil.com

Investor Relations:

Alan Klitenic

+1.214.636.2548

Corporate Communications:

NetworkNewsWire (NNW)
New York, New York
www.NetworkNewsWire.com

212.418.1217 Office

Editor@NetworkNewsWire.com